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                                                                     EXHIBIT 4.1


                        FIRST AMENDMENT TO LOAN AGREEMENT

         THIS FIRST AMENDMENT LOAN AGREEMENT (this "AMENDMENT") dated as of October 24, 2003 is made and entered into by and between NEW VALLEY CORPORATION (doing business in New Jersey as New Valley Realty Company), a Delaware corporation having an address at 100 S.E. Second Street, Miami, Florida 33131 ("BORROWER"), each of the lenders that is a signatory hereto under the caption "Lenders" on the signature pages hereof (individually, a "LENDER" and, collectively, the "LENDERS") and HSBC REALTY CREDIT CORPORATION (USA), as Administrative Agent (in such capacity, together with its successors in such capacity, "ADMINISTRATIVE AGENT"), having an office on the date hereof at 452 Fifth Avenue, New York, New York 10018.

                                    RECITALS

         A. Lenders and Borrower are parties to a Loan Agreement dated December 13, 2002 ("Loan Agreement").

         B. Simultaneously with the execution of this Amendment, one of the Lenders, HSBC Realty Credit Corporation (USA) ("HSBC"), will assign part of its interest in the Loan (as such term is defined in the Loan Agreement), the Loan Agreement and the Basic Documents (as such term is defined in the Loan Agreement) (collectively, "Loan Documents") to AIB Debt Management Limited ("AIB") and AIB will assume the rights and obligations with respect to such assigned interest in the Loan and Loan Documents.

         C. AIB, as a condition to such assignment and assumption, required that all of the Lenders, the Administrative Agent and the Borrower execute this Amendment in order to change the definition of "Required Lenders" under the Loan Agreement.

         D. Additionally, one of the Lenders, MidFirst Bank ("MidFirst"), does not want to hold a larger Commitment (as such term is defined in the Loan Agreement) than HSBC's Commitment.

         E. Accordingly, MidFirst, as a condition to its consent to changing the definition of "Required Lenders," has required that all parties agree that HSBC cannot, without the prior written consent of MidFirst, assign any further interest in and to the Loan that would reduce HSBC's outstanding Commitment to an amount that is less than MidFirst's outstanding Commitment.

         F. In order to address the foregoing issues, the Borrower, the Administrative Agent and the Lenders have agreed to execute this Amendment in order to (i) change the definition of "Required Lenders" under the Loan Agreement, and (ii) require that HSBC obtain MidFirst's prior written consent to any further assignment of the Loan by HSBC that would reduce HSBC's outstanding Commitment to an amount that is less than MidFirst's outstanding Commitment.


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                                    AGREEMENT

         NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Administrative Agent, the Lenders and the Borrower hereby agree as follows:

         1. AMENDMENT. (a) The definition of "Required Lenders" on page 6 of the Loan Agreement is hereby amended by deleting that definition and replacing it with the following:

         "`REQUIRED LENDERS' means (i) if there are three Lenders, two out of the three Lenders (PROVIDED, HOWEVER, that if HSBC Realty Credit Corporation (USA) is a Lender, then one of the two Lenders must be HSBC Realty Credit Corporation (USA) in order for two Lenders to constitute the "Required Lenders"), (ii) if there are two Lenders, Lenders having 100% of the aggregate unpaid principal amount of the Loans, and (iii) in all other cases, including those cases in which there are more than three Lenders (due to, INTER ALIA, one or more assignments pursuant to Section 12.06), Lenders having at least 66 2/3% of the aggregate unpaid principal amount of the Loans."

         (b) Notwithstanding anything to the contrary contained in the Loan Agreement, HSBC shall not assign any interest in the Loan that would reduce HSBC's outstanding Commitment to an amount that would be less than MidFirst's outstanding Commitment unless MidFirst shall have consented to such assignment in writing.

         2. DEFINITIONS. Capitalized terms not defined herein shall have the meanings set forth in the Loan Agreement.

         3. MODIFICATIONS. Neither this Amendment nor any provision hereof may be waived, modified, amended, discharged or terminated except by an instrument signed by the party against whom the enforcement of such waiver, modification, amendment, discharge or termination is sought, and then only to the extent set forth in such instrument.

         4. GOVERNING LAW. This Amendment shall be governed by, and construed in accordance with, the law of the State of New York.

         5. SUCCESSORS AND ASSIGNS. This Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

         6. ACKNOWLEDGEMENT. Each party hereto acknowledges that such party has received, reviewed and approved the letter dated July 22, 2003 from HSBC to the Borrower. HSBC hereby agrees for the benefit of the other two Lenders, and reiterates to the Borrower, that HSBC shall not assign any interest in the Loan and Loan Documents that would reduce HSBC's interest in the Loan to an amount less than 34.00%.



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         7. COUNTERPARTS. This Amendment may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument and any of the parties hereto may execute this Amendment by signing any such counterpart


                                NEW VALLEY CORPORATION (doing business in New Jersey as New Valley Realty Company)


                                By:  /s/ BENNETT P. BORKO
                                     -----------------------------------------
                                    Bennett P. Borko
                                    Assistant Secretary



                                HSBC REALTY CREDIT CORPORATION (USA),
                                as Administrative Agent


                                By:  /s/ FRANCIS J. BERGOLD
                                     -----------------------------------------
                                    Francis J. Bergold
                                    Senior Vice President



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OUTSTANDING COMMITMENT           LENDERS:

                                 HSBC REALTY CREDIT CORPORATION (USA)



$15,069,267.00                   By:  /s/ FRANCIS J. BERGOLD
                                      ----------------------------------------
                                      Francis J. Bergold
                                      Senior Vice President


                                 MIDFIRST BANK


$14,947,928.00                   By:  /s/ TODD WRIGHT
                                      ----------------------------------------
                                      Todd  Wright
                                      Vice President


                                 AIB DEBT MANAGEMENT LIMITED


$10,000,000.00                   By:  /s/ RONALD K. RAPP
                                      ----------------------------------------
                                       Ronald K. Rapp
                                       Senior Vice President


                                 By:  /s/ VAUGHN BUCK
                                      ----------------------------------------
                                       Vaughn Buck
                                       Senior Vice President




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